Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-137565) pertaining to the 2006 Employee Restricted Stock Plan of MCG Capital Corporation and MCG Capital Corporation 2006 Non-Employee Director Restricted Stock Plan of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedules of MCG Capital Corporation, MCG Capital Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MCG Capital Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

McLean, Virginia

February 26, 2007